Exhibit 10.9

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This is Amendment No. 1 (the “Amendment”) to the Employment Letter Agreement by and between SITEL Worldwide Corporation (the “Company”), and David L. Beckman, Jr. (“Employee”). This Amendment is effective April 23, 2007 (the “Effective Date”), but actually made in 2008 on the date(s) set forth below.

Recitals

A.      The Company and Employee entered into an employment letter agreement dated April 23, 2007 (the “Employment Agreement”).

B.      The Company and Employee now mutually desire to amend the Employment Agreement to ensure that it complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final Treasury Regulations promulgated thereunder.

C.      The parties intend that except as expressly amended by this Amendment to Employment Agreement, the Employment Agreement shall remain in full force and effect. Further, this Amendment shall form a part of the Employment Agreement for all purposes and the Employment Agreement and this Amendment shall be read together.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the sufficiency of which is specifically acknowledged by the Company and Employee, it is agreed as follows:

Agreements

1.      The definition of the phrase “Date of Termination” set forth in Section 3 of the Employment Agreement is amended to read as follows:

“Date of Termination” means the date you and the Company reasonably anticipate that (i) you will not perform any further services for the Company or any other entity considered a single employer with the Company under Section 414(b) or (c) of the Internal Revenue Code (the “Employer Group”)(but substituting 50% for 80% in the application thereof), or (ii) the level of bona fide services you will perform for the Employer Group after that date will permanently decrease to less than 50% of the average level of bona fide services performed over the previous 36 months (or if shorter over the duration of service). For this purpose, service performed as an employee or as an independent contractor is counted, except that service as a member of the board of directors of an Employer Group entity is not counted unless termination benefits under this Agreement are aggregated with benefits under any other Employer Group plan or agreement in which you also participate as a director. You will not be treated as having a termination of your employment while you are on military leave, sick leave or other bona fide leave of absence if the leave does not exceed six months or, if longer, the period during which you have has a reemployment right under statute or contract. If a bona fide leave of absence extends beyond six months, your employment will be considered to terminate on the first day after the end of such six month period, or on the day after your statutory or contractual reemployment right lapses, if later. The Company will determine when your Date of Termination occurs based on all relevant facts and circumstances, in accordance with Treasury Regulation Section 1.409A-1(h), including 1.409A-1(h)(4) regarding whether an asset sale results in termination of your employment hereunder.

2.      The following new final sentence is added to Section 4 of the Employment Agreement:

Notwithstanding anything herein to the contrary, if you are a “specified employee” within the meaning of Treasury Regulation Section 1.409A-l(i) (or any successor thereto) on your Date of Termination, any Severance Payment that is in excess of the amount that qualifies as separation pay under Treasury Regulation Section 1.409A-1(b)(9) shall not begin to be paid until six months after your Date of Termination, and at that time, you will receive in one lump sum payment all of the Severance Payment that would have been paid to you during the first six months following your Date of Termination. The Company shall determine, consistent with any guidance issued under Code Section 409A, the portion of Severance Payments that are required to be delayed, if any.

3.      The following new subsection (k) is added to Section 15 of the Employment Agreement:

(k)    The Company and you agree and confirm that this Agreement is intended by both parties to provide for compensation that is exempt from Code Section 409A as separation pay (up to the Code Section 409A limit), and to be compliant with Code Section 409A with respect to additional severance compensation and bonus compensation. This Agreement shall be interpreted, construed, and administered in accordance with this agreed intent, provided that the Company does not promise or warrant any tax treatment of compensation hereunder. This Agreement shall not be amended or terminated in a manner that would accelerate or delay payment of severance pay or bonus pay except as permitted under Treasury Regulations under Code Section 409A.

4.      In Schedule A, “Bonus Target” is hereby amended by the addition of the following sentence at the end thereof:

Any bonus earned for a calendar year shall be paid in the following calendar year, including any Outstanding Amount that is attributable to bonus pay.

5.      In Schedule A, “Location” is hereby amended by the addition of the following sentences at the end thereof:

You will only be reimbursed for expenses incurred while you are an employee, and you must request reimbursement for expenses you incur during a calendar year no later than February 15th following the end of such calendar year. The Company will reimburse you within a reasonable time after receipt of your reimbursement request, and no later than March 15th of the year following the year the expense was incurred.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Employment Agreement as of the Effective Date but actually on the date(s) stated below.

SITEL WORLDWIDE CORPORATION

By	/s/ David Garner
David E. Garner, President and CEO

Date:	12-15-08

EMPLOYEE

/s/ David Beckman, Jr.
David L. Beckman, Jr.

Date:	12-15-08

April 2, 2007

David Beckman

Re:	Offer of Employment

Dear David,

This letter (this “Agreement”) sets forth the terms and conditions upon which SITEL Worldwide Corporation (the “Company”) offers to employ you in the position as set out in the attached Schedule A.

1.	Duties, Responsibilities, Term and Compensation

Your specific title, compensation, other current benefits, the Term (defined in Schedule A) and additional details are more fully set forth in Schedule A. Additionally, you will receive an annual performance review, which will include a discussion of your present compensation package.

You will perform services for the Company and its Affiliates as are customarily associated with your position and as may otherwise be assigned to you, devote your full business time, attention, knowledge, and skills to the affairs of the Company, and perform your duties diligently and to the best of your ability. You also agree to abide by the Company’s generally applicable rules of conduct for its senior executives and to refrain from taking any action or making any statements with the intention of disparaging the goodwill or reputation of the Company or its affiliates.

2.	Termination

You agree that this Agreement and your employment by the Company shall immediately terminate upon your death, and may otherwise be terminated by:

(a)	the Company, at any time Without Cause (as defined below);

(b)	the Company, at any time for Cause (as defined below);

(c)	the Company, at the time of the determination of your Disability (as defined below);*

(d)	you for Good Reason (as defined below); or

(e)	you for any other reason.

Other than as provided in Section 4 or otherwise as limited by applicable law, you agree that you (and your estate, if applicable) shall have no claim whatsoever against the Company or any other

* You agree to cooperate in all respects with the Company if a question arises as to whether you have become Disabled, including authorizing your medical doctor or other health care specialist to discuss your condition with the Company and submitting to examination by a medical doctor or other health care specialist selected by the Company. Any affirmative determination of your Disability by either your medical doctor or a medical doctor selected by the Company will be a definitive determination of your Disability.

person pursuant hereto for damages, remuneration or otherwise arising out of or relating to any termination of your employment by the Company. You specifically agree to execute and deliver appropriate resignations from all offices and positions with the Company and any other subsidiary of the Company, if any, when requested by the Company following any termination of your employment by the Company.

3.	Definitions

For the purposes of this Agreement, the following terms have the meaning set out below; provided, that terms defined on Schedule A have the meaning set forth therein.

“Cause” means your: (a) material breach of this Agreement or any other written agreement between you and the Company that is not otherwise cured within thirty (30) days after the Company delivers written notice of such breach to you; (b) commission of any dishonest act, fraud, embezzlement, bribery, material intentionally false or misleading statement, extortion or theft involving the business of the Company; (c) conviction, whether following trial or by plea of guilty or no contest, to any felony involving moral turpitude, dishonesty, fraud, embezzling, bribery, material false or misleading statements, extortion or theft; (d) your material breach of any prohibition or restriction in applicable securities laws regarding “insider trading” or similar matters; or (e) engaging in any willful act which materially injures the business interests of the Company.

“Competitive Business” means any business or other enterprise that is (i) a provider of business process outsourcing services or products similar to those offered by the Company including, but not limited to, inbound and outbound telephone, mail, and electronic based services; back office and item processing services; collections, insurance, or other financial services; risk management services; and customer interaction, management, and marketing services in any geographic region in which the Company conducts business; or (ii) a customer of the Company and your job duties with the customer would include providing services similar to those provided by the Company to the customer.

“Date of Termination” means the effective date of the termination of your employment with the Company.

“Disability” and “Disabled” mean your inability to perform your duties and responsibilities hereunder with or without reasonable accommodation by reason of illness, disease, mental or physical disability or incapacity (from any cause or causes whatsoever) for a period of 120 consecutive calendar days or 160 non-consecutive calendar days within any 12 month period hereunder.

“Good Reason” means: (a) the Company’s material breach of this Agreement that is not otherwise cured within thirty (30) days after you have delivered written notice of such breach to the Company; (b) the Company’s failure to pay you on a timely basis any compensation or benefits due and payable hereunder; (c) any adverse change to your title or any material reduction of your duties or responsibilities; (d) the Company’s assignment to you of duties or responsibilities requiring you to relocate your principal residence more than thirty-five (35) miles from the Company’s headquarters as of the date of this Agreement; (e) the Company’s requirement that you report to an officer of the Company other than the Chief Executive Officer; or (f) delivery by the Company of written notice of the Company’s intent to terminate this Agreement at least ninety (90) days before the expiration of the Term or any renewal period.

“Outstanding Amounts” means the aggregate of: (a) any accrued but unpaid portion of your Base Salary (i.e., the amount due for employment through the Date of Termination, but in no event to be construed as including any period beyond the Date of Termination), including accrued vacation pay; (b) any earned, accrued or declared but unpaid portion of your incentive compensation/bonus and amounts under other benefits or compensation plans in which you then participate; and (c) any reimbursement of expenses properly incurred in the course of your employment by the Company.

“Severance Payment” means: (a) an aggregate of eighteen (18) months of your Base Salary, to be paid over an 18 month period per the Company’s regular payroll schedule, as liquidated damages regardless of the time remaining before the expiration of the Term and (b) an amount equal to any premium for health insurance (e.g., medical, dental, etc.) purchased to cover a full year following the Date of Termination, provided, however, such amount shall not exceed the cost of one year’s worth of health insurance coverage under COBRA, and further provided that the Company’s contribution of such amount shall not exceed the greater of the amount being paid by the Company as of the date of termination or $500.00 per month.

“Without Cause” means termination by the Company without Cause for any reason or for no reason.

4.	Termination Entitlements

If your employment is terminated under Section 2 of this Agreement, you shall be entitled to the Outstanding Amounts. If your employment is terminated pursuant to Subsection 2(a) or 2(d), the Company shall also pay you the Severance Payment. The Severance Payment, if any, will be paid out to you pro rata in the normal course with a portion of the Severance Payment paid each consecutive pay period over the course of the eighteen (18) month period beginning on the Date of Termination and in such amounts as you would have otherwise received if you were still employed with the Company and receiving your Base Salary. For the sake of clarity, your COBRA rights, if any, will commence effective as of the Date of Termination, and not at the conclusion of the payment of the Severance Payment. If your employment hereunder is terminated by you for any reason other than Good Reason, or by the Company for Cause or on account of your Disability (including by reason of your death), you shall not be entitled to the Severance Payment, any payment in lieu of notice of termination or any similar payment in respect of such termination other than Outstanding Amounts payable to you up to the Date of Termination.

Except as otherwise explicitly stated in this Agreement or in other written agreements between you and the Company, any benefits to which you or your beneficiaries may be entitled under any benefit plans in which you participate by reason of your employment with the Company shall be determined as of the Date of Termination in accordance with the terms of such plans, and you and your beneficiaries shall cease to accrue any benefits under such benefit plans from and after the Date of Termination.

To the fullest extent not otherwise limited by statute, you agree that the amounts payable pursuant to this Section 4, upon termination of this Agreement and your employment hereunder shall: (a) be reduced by the amount of any payments that the Company is obligated to make to you by reason of such termination pursuant to applicable employment standards legislation; and (b) be conditioned on your executing a general mutual release, in form and substance reasonably acceptable to you and the Company, of all liability against each party hereto.

5.	Confidentiality, Non-Competition and Non-Solicitation

(a)	Acknowledgement. You acknowledge and agree that:

(i)	in the course of performing your duties and responsibilities during your employment with the Company, the Company shall give you access to and you will be entrusted with detailed confidential or proprietary information and trade secrets concerning the Company and its current or future subsidiaries, affiliates or associates (the “Confidential Information”) the disclosure of any of which to competitors of the Company or to the general public, or the use of the same by you outside your employment with the Company, would be highly detrimental to the interests of the Company and may result in irreparable injury to the Company, which could not be adequately compensated by monetary damages;

(ii)	in the course of performing your duties and responsibilities hereunder, you will be a representative of the Company and its subsidiaries to third parties, and, as such, you will have significant responsibility for maintaining and enhancing the goodwill of the Company and such subsidiaries with such parties;

(iii)	as a representative of the Company, you owe fiduciary duties to the Company, including to act in the best interests of the Company; and

(iv)	the right to maintain the confidentiality of the Confidential Information, the right to preserve the goodwill and business advantage of the Company and the right to the benefit of any relationships with third parties that have developed by virtue of your employment hereunder constitute proprietary rights of the Company, which it is entitled to protect.

In acknowledgement of the matters described above and in consideration of the Company providing you with access to the Confidential Information, the Company’s obligation to make the Severance Payment if you are terminated Without Cause or you terminate with Good Reason and provide other benefits to be received by you pursuant to this Agreement, you agree to comply with the covenants and restrictions set out in this Section 5.

(b)

Confidential Information. You agree that during the Term and at all times after the Date of Termination you shall maintain the confidentiality of the Confidential Information and will not use any of the Confidential Information for your own purposes, or for any purpose other than those of the Company until the date, if any, on which: (i) the relevant information becomes available to the public or is made available to you from a source that is not bound by an obligation of confidentiality to the Company, its subsidiaries, affiliates or associates; or (ii) you are required to disclose such information by any court or governmental or regulatory authority of competent jurisdiction (in which case you shall be entitled to disclose or make use of such information only to the extent you are so required).

(c)	Non-Solicitation. During your employment with the Company and for eighteen (18) months after the Date of Termination, you shall not solicit, encourage, or influence (a) any employee, independent contractor, or other service provider of the Company or its affiliates to leave employment or cease providing services to the Company or its affiliates, except pursuant to general solicitations or advertisements not targeted at such persons, or (b) any individual or business that is a Customer of the Company or its current or future affiliates to no longer be a client of the Company or its affiliates. You also agree that for a period of eighteen (18) months following the Date of Termination, you will not, without the advance written consent of the Company, directly or indirectly, for yourself or as an agent, employee, consultant, member, owner, partner, stockholder, or otherwise of others contact any Customer for the purpose of marketing, selling, or providing to the Customer any product or service offered by the Company or accept as a customer any Customer for such purpose. As used in this section, “Customer” means any person or entity (i) who was a client during the 12 months prior to your separation, or is known to you to be a prospective client of the Company or its affiliates and (ii) about whom you learned Confidential Information or with whom you had dealings or contact in the course of your employment with the Company or its affiliate.

(d)	Non-Competition. The purpose of this Subsection 5(d) is to protect the Confidential Information and to protect the Company from loss of goodwill and business advantage. For so long as you remain employed hereunder and for a period of eighteen (18) months following the Date of Termination, you shall not, either individually or in partnership or jointly or in conjunction with any other person, as principal, agent, shareholder or in any other capacity whatsoever, directly or indirectly carry on or be engaged in or concerned with or have any material ownership or other interest in, or advise, lend money to, guarantee the debts or obligations of, or permit your name or any part thereof to be used or employed by or associated with, any Competitive Business; provided that nothing contained herein shall prevent you from owning not more than 1% of any publicly traded class of shares of any company or from acting in any capacity on behalf of the Company or any of its subsidiaries.

(e)	Return of Materials. All files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and other data (including financial and other information) pertaining to the Company or its subsidiaries, affiliates or associates (other than you) that come into your possession or control shall at all times remain the property of the Company. Upon termination of your employment hereunder for any reason, you agree to immediately deliver to the Company all such property in your possession or directly or indirectly under your control. You agree not to make, for your personal or business use or that of any other party, reproductions or copies of any such property or other property of the Company or its subsidiaries, affiliates or associates.

(f)	Advice to Future Employers. For a period of eighteen (18) months after the Date of Termination, if you, in the future, seek or are offered employment by another company, firm or person, you shall provide a copy of this Section 5 to the prospective employer prior to accepting employment with that prospective employer, but only if the prospective employer is in a Competitive Business.

(g)	Reasonable and Necessary Restrictions. You acknowledge that the restrictions contained in this Section 5, in view of the nature of the Company’s business, are reasonable and necessary to protect: (i) the Confidential Information; (ii) the Company from loss of goodwill and business advantage; and (iii) other legitimate business interests of the Company. You further acknowledge that any violation of this Section 5 may result in irreparable injury to the Company. In the event of a breach or a threatened breach by you of this Section 5, the Company is entitled to seek an injunction restraining you from the commission of the breach. Nothing in this Section 5 may be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including recovery of money damages.

(h)	Construction. If any provision of this Agreement, including any provision of this Section 5, is invalid in part or in whole it will be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law and, as so amended, will be enforceable. The parties will execute all documents necessary to evidence such amendment.

(i)	Consideration. The specific consideration for the covenants and agreements contained in the provisions of this Section 5 are: (i) your employment with the Company; (ii) the Company’s grant of access to the Confidential Information; and (iii) the Company’s obligation to make the Severance Payment if you are terminated Without Cause or you terminate for Good Reason; all of which taken together specifically recognized and agreed to by you to be adequate and sufficient consideration for the enforcement and validity of the provisions of this Section 5, including, without limitation, the survival of said provisions pursuant to Section 15(f).

6.	Developments/Improvements

All ideas, inventions, trademarks, works of authorship and other developments or improvements thereto, conceived by you, alone or with others, during the Term, whether or not during working hours, that are within the scope of the Company’s business operations or that relate to any Company work or projects, are the exclusive property of the Company. You agree to assist the Company, at its expense, to obtain patents or copyrights on any such patentable or copyrightable ideas, inventions, works of authorship and other developments, and agree to execute all documents necessary to obtain such patents or copyrights in the name of the Company.

7.	Pre-existing Intellectual Property

Any intellectual property developed or created by you prior to the commencement of employment with the Company that is necessary for the performance of your responsibilities is set forth on Schedule B (“Pre-existing Works”). You hereby grant the Company a non-exclusive, worldwide, royalty-free, perpetual, sublicensable and transferable right and license to exploit, exercise, use, reproduce, copy, modify and enhance such Pre-existing Works (the “Pre-existing Works License”). You further agree that following the Company’s request, given at any time and from time to time, you shall execute all documents necessary to evidence the existence of such Pre-existing Works License. To preclude any possible uncertainty, you have set forth on Schedule C attached hereto a complete list of all other intellectual property, if any, that you have, alone or jointly with others, conceived, developed or reproduced to practice or caused to be conceived, developed or reduced to practice, prior to the commencement of employment with the Company that you consider to be excluded from the definition of Pre-existing Works and that you wish to have excluded from the scope of the Pre-existing Works License granted herein.

8.	Repayment of Advances/Overpayment of Benefits

You agree in the event you owe the Company any sum of money at the time you cease to be actively employed by the Company, the Company may deduct the sum owed by you from any compensation due to you, to the extent permitted by law. In addition, to the extent permitted by law, you agree to allow the Company to deduct from your wages or other amounts due to you, any overpayments or unearned benefits, including, but not limited to, a deduction for paid time off made to or advanced to you by the Company.

9.	Drug Testing/Background Checks

You acknowledge that in order for the Company to adequately protect its customer lists, trade secrets, price lists, and other proprietary or confidential information and to assure the success of the Company, it may be necessary, to the extent permitted by applicable Federal or state law, to do random testing for evidence of illegal drugs. Additionally, you agree to execute the attached Schedule D, and permit the Company to complete a background check in accordance with its written policy.

10.	Convictions

You hereby agree to notify the Company immediately upon your felony conviction of any offense under the laws of any state or of the United States.

11.	Prior Employment

You represent and warrant that you are not restricted from entering into any employment relationship with the Company, or restricted or limited in the scope of services that you can. perform on behalf of the Company, by any agreement with or obligation to any person, firm or entity or by any other disability or restraint, including, but not limited to, the order, judgment, or decree of any court or governmental agency. In performing services for the Company, you shall not disclose or use any trade secret, confidential, or proprietary information belonging to any third-party including your previous employers. You also agree to comply with any existing obligations that you may have to any third-party.

12.	Condition of Employment

You understand that this Agreement is being entered into as consideration of your employment with the Company. You have discussed this Agreement with your legal advisor and understand that it places certain restrictions on your future employment and business activities outside the Company.

13.	Arbitration

The parties specifically agree that any controversy, claim, or dispute arising out of this Agreement or any alleged breach hereof shall be resolved exclusively by arbitration. Any such arbitration shall take place in Nashville, Tennessee and be administered by American Arbitration Association (“AAA”) in accordance with the provisions of the Federal Arbitration Act and the Commercial Rules of AAA, except that the parties shall be entitled to make an oral presentation at a final hearing and each party shall have the right to conduct limited discovery (collectively, the “Rules”). Such limited discovery shall entitle each party to: (i) the production of and reasonable access to relevant documents and other information; and (ii) depose up to three witnesses. The Parties may modify the Rules by any other instructions that they agree upon at any time prior to the resolution of the dispute subject to the arbitration.

As soon as a demand for arbitration is made by either party, AAA shall proceed to provide a list of arbitrators from which the parties shall select a panel of three (3) neutral arbitrators in accordance with the Rules. If the parties are unable to select any of the arbitrators necessary, the AAA shall select some or all of the arbitrators pursuant to the Rules.

The arbitration panel shall render a full, complete, conclusive, and binding resolution of the dispute. The arbitration award shall assess all reasonable attorneys’ fees and costs, including the cost of the arbitration and the arbitrators’ compensation against the losing party. The arbitration panel will have no authority to award punitive or exemplary damages. Judgment on the award may be entered in any court having jurisdiction thereof.

14.	Handbook Acknowledgement

You understand that the Company’s Associate Handbook, as it may be amended, is available on the Company intranet and that it is your responsibility to familiarize yourself with the information in the handbook and observe the procedures set forth in it as the handbook contains additional conditions applicable to your continued employment by the Company. The on-line Associate Handbook is located on the Company intranet at Intranet/Human Resources/Associate Handbook. If there is any conflict between the terms of the Associate Handbook and this Agreement, the terms of this Agreement shall control.

15.	General

(a)	Notice. Any notice or other communication to be given in connection with this Agreement shall be in writing and may be given by personal delivery or facsimile transmission addressed to the recipient as follows:

(i)	if to you:

David Beckman

SITEL Worldwide Corporation

3102 West End Avenue, Suite 1000

Nashville, TN 37203

(ii)	if to the Company:

SITEL Worldwide Corporation

Two American Center

3102 West End Avenue, Suite 1000

Nashville, Tennessee 37203

Attn: President and Chief Executive Officer

Fax: (615) 301-7183

or such other address or fax number as may be designated by notice by either party to the other. Any notice or other communication given by personal delivery or facsimile shall be conclusively deemed to have been given on the day of actual delivery or transmission thereof.

(b)	Modification, Amendment and Waiver. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party to be bound thereby. A waiver of any provision of this Agreement by either party shall not be construed as a waiver of a subsequent breach or failure of the same provision, or a waiver of any other provision.

(c)	Entire Agreement. This Agreement (including the provisions of Schedule A and any agreement contemplated therein) constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior discussions, understandings and arrangements between the parties in respect thereof.

(d)	No Assignment. This Agreement shall inure to the benefit of and be binding upon your heirs, executors, administrators and legal personal representatives and the successors and assigns of the Company. This Agreement is personal to you and may not be assigned by you.

(e)	Severability. The invalidity or unenforceability of any provision or part of any provision of this Agreement shall not affect the validity or enforceability of any other provision or part thereof and any such invalid or unenforceable provision or part thereof shall be deemed to be severable, and no provision or part thereof shall be deemed dependent upon any other provision or part thereof unless expressly provided for herein.

(f)	Survival. The provisions of Sections 3, 4, 5, 6, 7, 8, 11, 13, 15 shall survive any termination of this Agreement.

(g)	Acknowledgement of Understanding. You acknowledge that you: (i) have had sufficient time to review and consider this Agreement thoroughly; (ii) have read and understand the terms of this Agreement and your obligations hereunder; (iii) have obtained independent legal advice concerning the interpretation and effect of this Agreement; and (iv) you have entered into this Agreement voluntarily and without any pressure.

(h)	Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa; (b) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (c) “hereunder,” “hereof,” and words of similar import shall be deemed references to this Agreement as a whole and not any particular Section or other provision hereof; (d) “including” means including without limiting the generality of the description preceding such term; (e) “or” is used in the inclusive sense; and (g) the headings of Sections and Subsections in this Agreement are provided for convenience only and will not affect its construction or interpretation. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

(i)	Incorporation of Exhibits and Schedules. The schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(j)	Choice of Law. This Agreement will be governed by and construed in accordance with the laws of the State of Tennessee, without reference to the principles of conflict of laws.

If the foregoing is in accordance with your understanding, kindly confirm your acceptance and agreement by signing where indicated below and returning a signed copy of this Agreement to the Company, which will thereupon constitute a binding and enforceable agreement between you and the Company.

Sincerely,

SITEL Worldwide Corporation

/s/ David Garner
David E. Garner
President and Chief Executive Officer

The foregoing offer is hereby accepted and agreed to by the undersigned, effective April 23rd, 2007.

/s/ David Beckman
David Beckman

                             Schedule A

Position:	Chief Legal Officer & Corporate Secretary

Term:	Three (3) years from the date of execution of this Agreement. If either party does not give written notice of an intent to terminate this Agreement at least ninety (90) days before the expiration of the Term, this Agreement shall be automatically renewed for successive one-year period(s) until such notice is properly given.

Reports to:	President and Chief Executive Officer

Effective/Start Date:	April 23, 2007 (or earlier if it can be arranged)

Status:	Exempt; Full-time

Base Salary:	$400,000.00 per annum. (While the Company currently pays base salary on a bi-weekly basis, the Company reserves the right to change the frequency with which it pays all of its employees.)

Incentive Plans/Bonus Target:

You will be entitled to participate in the Company’s incentive/bonus plan (“Incentive Plan”) that is applicable to senior executives. Your incentive compensation target will not be less than 75% of your Base Salary – one half of this amount, $150,000.00, is guaranteed for the first year of employment and will be paid to you within 30 days of your commencement of employment hereunder subject to your obligation to repay such bonus if you terminate your employment without Good Reason or you are terminated for Cause, in each case, prior to March 31, 2008. Performance objectives will be based on achieving Company goals and Legal Department performance at 50% each, as established in writing and signed as agreed to with the Company’s President and Chief Executive Officer. You will also be entitled to participate in any enhancements to the Company’s Incentive Plan as well as in any new compensation plans or arrangements applicable to the Company’s most senior executives, in each case on reasonably equivalent terms and conditions to those applicable to such other senior executives (other than the Chief Executive Officer); provided, however, that the foregoing shall not require the Company to provide you with equivalent participation where a binding obligation to treat another such senior executive on more favorable terms exists as of the date hereof or is subsequently assumed or granted by the Company in order to attract and retain any new senior executive.

Equity:	200,000 shares of the Company’s Restricted Stock issued pursuant to that certain Restricted Stock Grant Plan and Agreement of even date herewith. The Company confirms that the Committee (as defined in the Restricted Stock Grant Plan and Agreement) has approved such plan and agreement including the vesting schedule of the shares of Restricted Stock therein and has approved the acceleration of the lapsing of the Restriction Period in connection with a Change in Control (as such capitalized terms are defined therein). You will also be entitled to participate in future equity-based plans and arrangements applicable to the Company’s most senior executives, in each case on reasonably equivalent terms and conditions to those applicable to such other senior executives (other than the Chief Executive

Officer); provided, however, that the foregoing shall not require the Company to provide you with equivalent participation where a binding obligation to treat another such senior executive on more favorable terms exists as of the date hereof or is subsequently assumed or granted by the Company in order to attract and retain any new senior executive.

Benefits:	During the Term, you will be permitted to participate in the Company’s comprehensive benefits package available to its most senior executives with plans designed with the intent to give you choices depending on your personal situation. Included in the benefits package are items such as medical insurance, dental insurance, life insurance/accidental death and dismemberment insurance, 401(k) plan, short and long-term disability plans, flexible spending accounts and paid time off.

Location:	The Company’s corporate headquarters is in Nashville, Tennessee. You will be provided a relocation package that provides up to $50,000.00 of reimbursable expenses to assist you in your relocation (individualized relocation packet will be provided under separate cover). This amount may be adjusted upward with the approval of the President and Chief Executive Officer to meet your personal relocation needs. You will also be reimbursed for your reasonable commuting expenses (for a period not to exceed 15 months) until you permanently relocate. In addition, you will be expected to travel for business as needed. The expenses associated with any such travel shall be borne by the Company in accordance with its then current policy.

Schedule B

None

Schedule C

None